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                                                                    EXHIBIT 99.1

[CHARTER COMMUNICATIONS LOGO]


FOR IMMEDIATE RELEASE

PRIVATE DEBT OFFERING PLANNED BY CHARTER COMMUNICATIONS HOLDINGS, LLC AND CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION

St. Louis, MO, December 27 - Charter Communications Holdings, LLC and Charter Communications Capital Corporation today announced that they intend to privately offer Senior Notes due 2008, Senior Notes due 2010 and Senior Discount Notes due 2012 to raise total proceeds of approximately $900,000,000. The issuers plan to offer the notes to qualified institutional buyers in reliance on Rule 144A. The net proceeds of the offering will be used to repay notes that will be put to the issuers' subsidiaries in pending change of control offers and for working capital purposes.

Charter is the fourth largest operator of cable television systems in the United States, after giving effect to a pending acquisition and the planned transfer to it of cable assets from its parent company.

The notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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